Exhibit 99.1

FOR RELEASE	February 24, 2010	CONTACT:	Kenneth D. Mann
Investor Relations
(870) 881-6432

Deltic Announces Preliminary Fourth Quarter and Year of 2009 Results

EL DORADO, AR – President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE-DEL) announced today that net income for both the fourth quarter and year of 2009 totaled $3.7 million, $.30 a share, which compares to a loss of $.2 million, $.02 a share in the corresponding quarter of 2008, and net income of $4.4 million, $.35 a share for the year of 2008. The increase for the quarter was due mainly to the sale of a 17.76-acre commercial real estate site combined with improved operating results from the Mills segment as a result of lower direct manufacturing costs and improved operating efficiencies. Net cash provided by operating activities was $4.7 million for the fourth quarter of 2009, and $16.9 million for the twelve months ended December 31, 2009, which compares to net cash required by operations of $3.9 million in the fourth quarter of 2008 and $10.9 million net cash provided by operations for the year of 2008.

Commenting on the results, Mr. Dillon stated, “Our excellent portfolio of assets continues to perform well even in these difficult times, as we reported positive financial results for a third consecutive quarter despite the depressed economic environment. The commercial real estate sale of almost 18 acres during the quarter was to a major health care provider for the first phase of a lifestyle medical center to be located at the heart of our Chenal Valley development. This sale is already creating additional interest in the remaining acreage that we have in this area. In our Woodlands segment, weather conditions improved somewhat in our operating region, which allowed us to complete the balance of our 2009 sawtimber harvest and recreational-use hardwood bottomland sales plans. Our sawmills were not able to repeat the positive financial performance that they achieved during the previous quarter as lower lumber consumption levels along with year-end inventory de-stocking required us to further reduce operating hours. However, both of our mills continue to improve critical hourly productivity rates and other efficiencies. Del-Tin Fiber, our medium density fiberboard joint venture, continues to be impacted by the softening MDF market, which translated into fewer operating hours in the fourth quarter.”

The Woodlands segment reported operating income of $6.7 million in the fourth quarter of 2009, compared to $6.9 million for the same period of 2008. The Company’s pine sawtimber harvest level in the current year’s fourth quarter was 119,240 tons, a 10,471 ton increase over 2008’s fourth quarter harvest of 108,769 tons. The average pine sawtimber sales price was $28 per ton for the fourth quarter of 2009 compared to $29 per ton for the same period of the prior year, as the weak lumber market continued to affect pine sawtimber stumpage prices. During 2009’s fourth quarter, Deltic harvested 63,963 tons of pine pulpwood at an average price of $12 per ton compared to 116,671 tons at an average price of $15 per ton in the prior-year quarter. The pine pulpwood harvest volume in the current period was affected by unusually wet weather conditions, while average sales prices decreased from the near record prices of 2008 as pulpwood supply availability improved. Oil and gas lease rental and royalty income totaled $1.2 million for the fourth quarter of 2009 versus $1 million for the fourth quarter of 2008. The Company sold 2,400 acres of non-strategic recreational-use hardwood bottomland at an average sales price of $1,600 per acre in the fourth quarter of 2009 compared to 3,232 acres sold at an average sales price of $1,500 per acre for the same period of 2008.

Deltic’s Mills segment reported an operating loss of $.4 million in the fourth quarter of 2009 compared to an operating loss of $1.6 million for the same period of 2008. The improvement is due to an eight percent decrease in the cost per thousand board feet of lumber produced due to reduced stumpage prices in the Company’s operating region and continued improvements in hourly production rates and other operating efficiencies. The average finished lumber sales price was $265 per thousand board feet during the current quarter versus $264 per thousand board feet for the same period a year ago. The lumber sales volume of 49.7 million board feet in 2009’s fourth quarter was a five percent decrease from the 52.5 million board feet sold in 2008’s fourth quarter, as operating hours at the Company’s Mills were reduced in an effort to match production to market demand.

The Company’s Real Estate segment earned $2.4 million in the fourth quarter of 2009 compared to a loss of $.5 million in the same period of 2008. Results for the fourth quarter of 2009 included a sale of 17.76 acres of commercial property averaging approximately $225,000 per acre, while there were no sales of commercial acreage during 2008’s fourth quarter. Residential lot sales totaled five lots in 2009’s current quarter, a decrease of nine lots when compared to the corresponding quarter of 2008. Due to the sales mix, the current quarter’s average sales price was $100,900 per lot, a $12,700 increase when compared to 2008’s average sales price of $88,200 per lot.

Corporate operating expense was $3.4 million for 2009’s fourth quarter, which compares to $2.2 million for the same period of 2008, as the prior-year quarter benefited from certain adjustments related to general and administrative expenses that were not required in the current period. Deltic’s equity in earnings of Del-Tin Fiber was breakeven for the current-year quarter, compared to $.2 million for the same period of 2008. Income taxes were $.8 million for the fourth quarter of 2009 versus $1.1 million for the fourth quarter of 2008, as the Company’s 2009 taxable income level resulted in a benefit from a reduced federal tax on qualified timber sale gains from the “TREE ACT”, which was not the case in 2008.

Capital expenditures were $22.4 million for 2009’s fourth quarter and $32.7 million for the year of 2009. For the corresponding periods of 2008, capital expenditures totaled $13 million and $29.7 million, respectively. The increase was mainly the result of timberland acquisitions as Deltic increased its pine timberland base.

For the year of 2009, the pine sawtimber harvest was 578,646 tons compared to 579,770 tons for 2008. The average pine sawtimber price decreased $4 per ton from the prior year to $29 per ton. Sales of timberland for the year of 2009 totaled 4,051 acres with an average sales price of $1,713 per acre while in 2008 the Company sold 5,062 acres with a per-acre sales price of $1,752. Oil and gas lease rental and royalty income totaled $4 million for the year of 2009 compared to $3.5 million for 2008. Lumber sales volume decreased nine percent from 254.6 million board feet in 2008 to 232.2 million board feet in 2009, as the Company reduced production to meet lower market demand. The average finished lumber sales price decreased $27 per thousand board feet to $250 per thousand board feet for 2009. Residential lot sales for the current year totaled 14 lots at an average price of $73,100 per lot versus sales of 39 lots in 2008 at $77,800 per lot. Deltic sold 17.76 acres of commercial real estate at $225,000 per acre in 2009 compared to no sales of commercial acreage in 2008. Equity in earnings of Del-Tin Fiber was $2.2 million for 2009, compared to $2.3 million for 2008.

Regarding the outlook for the first quarter and year of 2010, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 150,000 to 160,000 tons and 525,000 to 575,000 tons, respectively. Finished lumber sales are estimated to be 55 to 65 million board feet for the first quarter and 200 to 240 million board feet for the year, but these volumes are dependent upon market conditions. Residential lot sales are projected at five to 10 lots and 15 to 25 lots for the first quarter and year of 2010, respectively.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, February 25, 2010, at 10:00 a.m. Central Time to discuss fourth quarter and year of 2009 earnings. Interested parties may participate in the call by dialing 1-866-783-2137 and referencing participant passcode identification number 40142680. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, March 4, 2010, by dialing 1-888-286-8010 and referencing replay passcode identification number 27902608.

Summary financial data and operating statistics for the fourth quarter and year of 2009 with comparisons to 2008 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended December 31, 2009		Three Months Ended December 31, 2008
	Net Sales	Operating Income/ (Loss)	Net Sales	Operating Income/ (Loss)

Woodlands	$11.0	6.7	13.0	6.9
Mills	17.3	(0.4)	18.2	(1.6)
Real Estate	6.2	2.4	3.2	(0.5)
Corporate	—	(3.4)	—	(2.2)
Eliminations	(3.5)	(0.1)	(3.2)	(0.6)

Total net sales/operating income	$31.0	5.2	31.2	2.0

	Twelve Months Ended December 31, 2009		Twelve Months Ended December 31, 2008
	Net Sales	Operating Income/ (Loss)	Net Sales	Operating Income/ (Loss)

Woodlands	$40.1	23.4	46.0	27.8
Mills	75.7	(5.8)	91.4	(4.8)
Real Estate	13.1	0.2	11.4	(1.9)
Corporate	—	(12.6)	—	(13.1)
Eliminations	(16.9)	0.7	(19.3)	(0.5)

Total net sales/operating income	$112.0	5.9	129.5	7.5

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Net sales	$31,042	31,187	112,012	129,524

Costs and expenses
Cost of sales	19,539	23,242	79,947	93,956
Depreciation, amortization, and cost of fee timber harvested	2,746	3,535	12,617	14,023
General and administrative expenses	3,598	2,433	13,578	14,040

Total costs and expenses	25,883	29,210	106,142	122,019

Operating income	5,159	1,977	5,870	7,505

Equity in earnings of Del-Tin Fiber	59	206	2,216	2,277
Interest income	88	50	121	299
Interest and other debt expense	(929)	(1,374)	(3,647)	(5,179)
Interest capitalized	21	104	146	480
Other income/(expense)	13	(89)	54	(10)

Income before income taxes	4,411	874	4,760	5,372

Income taxes	(724)	(1,129)	(1,072)	(988)

Net income/(loss)	$3,687	(255)	3,688	4,384

Earnings per common share
Basic	$0.30	(0.02)	0.30	0.35
Assuming dilution	$0.30	(0.02)	0.30	0.35

Dividends per common share paid	$0.075	0.075	0.30	0.30

Average common shares outstanding (thousands)	12,328	12,326	12,317	12,335

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Dec. 31,	Dec. 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$4,783	2,413
Trade accounts receivable	4,888	2,991
Other receivables	86	58
Inventories	5,917	6,511
Prepaid expenses and other current assets	2,842	4,223

Total current assets	18,516	16,196

Investment in real estate held for development and sale	56,096	54,081
Investment in Del-Tin Fiber	9,104	8,962
Other investments and noncurrent receivables	4,882	5,710
Timber and timberlands - net	228,893	210,035
Property, plant, and equipment - net	33,886	38,657
Deferred charges and other assets	826	1,092

Total assets	$352,203	334,733

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$2,824	1,727
Current maturities of long-term debt	1,111	1,111
Accrued taxes other than income taxes	1,824	1,758
Income taxes payable	362	16
Deferred revenues and other accrued liabilities	6,981	7,515

Total current liabilities	13,102	12,127

Long-term debt	91,222	75,833
Deferred tax liabilities	5,448	4,758
Guarantee of indebtedness of Del-Tin Fiber	—	518
Other noncurrent liabilities	26,132	28,333
Stockholders’ equity
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	78,290	78,660
Retained earnings	155,638	155,683
Treasury stock, 363,208 and 412,177 shares held, respectively	(12,548)	(14,400)
Accumulated other comprehensive loss	(5,209)	(6,907)

Total stockholders’ equity	216,299	213,164

Total liabilities and stockholders’ equity	$352,203	334,733

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Twelve Months Ended December 31,
	2009	2008
		(Revised)
Operating activities
Net income	$3,688	4,384
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	12,617	14,023
Deferred income taxes	(345)	778
Real estate development capital expenditures	(4,304)	(10,793)
Real estate costs recovered upon sale	2,051	1,899
Timberland costs recovered upon sale	1,654	2,473
Equity in earnings of Del-Tin Fiber	(2,216)	(2,277)
Stock-based compensation expense	1,705	1,669
Net increase in liabilities for pension and other postretirement benefits	1,268	89
(Increase)\decrease in operating working capital other than cash and cash equivalents	1,559	(2,684)
Other - changes in assets and liabilities	(763)	1,329

Net cash provided by operating activities	16,914	10,890

Investing activities
Capital expenditures, excluding real estate development	(28,365)	(18,474)
Net change in purchased stumpage inventory	(172)	1,181
Advances to Del-Tin Fiber	(3,789)	(6,524)
Repayments from Del-Tin Fiber	5,345	6,167
Net change in funds held by trustee	189	(3,491)
Other - net	1,020	1,156

Net cash required by investing activities	(25,772)	(19,985)

Financing activities
Proceeds from borrowings	23,500	35,000
Payments on notes payable and long-term debt	(8,111)	(28,056)
Treasury stock purchases	(1,112)	(6,180)
Common stock dividends paid	(3,733)	(3,733)
Proceeds from stock option exercises	1,034	3,388
Tax effect of stock-based compensation expense	14	995
Other - net	(364)	(579)

Net cash provided by financing activities	11,228	835

Net increase\(decrease) in cash and cash equivalents	2,370	(8,260)
Cash and cash equivalents at January 1	2,413	10,673

Cash and cash equivalents at December 31	$4,783	2,413

Certain 2008 real estate development capital expenditure amounts have been revised to conform to the 2009 presentation.

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Thousands of dollars)	2009	2008	2009	2008
Capital expenditures
Woodlands	$17,551	5,480	25,075	11,436
Mills	948	725	3,006	6,874
Real Estate (includes development expenditures)	3,757	6,772	4,464	11,222
Corporate	110	20	160	122

Total capital expenditures	$22,366	12,997	32,705	29,654

Woodlands
Pine sawtimber harvested from fee lands - tons	119,240	108,769	578,646	579,770
Pine sawtimber price - per ton	$28	29	29	33

Timberland sales - acres	2,400	3,232	4,051	5,062
Timberland sales price - per acre	$1,600	1,500	1,700	1,800

Mills
Finished lumber sales - thousands of board feet	49,696	52,503	232,208	254,590
Finished lumber price - per thousand board feet	$265	264	250	277

Real Estate
Residential
Lots sold	5	14	14	39
Average sales price - per lot	$100,900	88,200	73,100	77,800

Commercial
Acres sold	18	—	18	—
Average sales price - per acre	$225,000	—	225,000	—